Exhibit 23.1

CONSENT TO INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

TO ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES:

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Accentia Biopharmaceuticals, Inc. for the registration of 11,448,386 shares of its common stock and to the incorporation by reference therein of our report dated December 28, 2007, with respect to the consolidated financial statements of Accentia Biopharmaceuticals, Inc. and Subsidiaries included in its Form10-K filed December 28, 2007 with the Securities and Exchange Commission.

/S/ AIDMAN, PISER & CO., P.A.

Tampa, Florida

July 3, 2008